EXHIBIT 10.4

MONSANTO COMPANY 2005 LONG-TERM INCENTIVE PLAN (AS AMENDED AND RESTATED AS

OF JANUARY 24, 2012)

Terms and Conditions of

Restricted Shares Grant to Non-Employee Director [Inaugural Grant]

To

You have received an Award of Restricted Shares (the “Restricted Shares”) under the Monsanto Company 2005 Long-Term Incentive Plan (as Amended and Restated as of January 24, 2012) (the “Plan”). The Grant Date and the number of Restricted Shares covered by this Award are set forth in the document you have received entitled “Restricted Shares Statement.” The Restricted Shares Statement and these Terms and Conditions collectively constitute the Award Certificate for the Restricted Shares, and together with the Plan, describe the provisions applicable to the Restricted Shares.

1. Definitions. Each capitalized term not otherwise defined herein has the meaning set forth in the Plan or, if not defined in the Plan, in the attached Restricted Shares Statement. The “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000.

2. Delivery of Restricted Shares. (a) As of the Grant Date, the Restricted Shares have been registered in your name in a book-entry account maintained by Computershare Shareowner Services, the Company’s transfer agent. This registration constitutes delivery of the Restricted Shares to you for all purposes. This book-entry account indicates that the Restricted Shares are subject to these Terms and Conditions.

(b) Until such time (if any) as the Restricted Shares vest, you may not sell, assign, transfer, pledge, hypothecate, give away, or otherwise dispose of them. Any attempt on your part to dispose of the Restricted Shares will result in their being forfeited. However, you shall have all other rights of a shareowner of the Company with respect to the Restricted Shares, including the right to vote such stock at any meeting of the shareowners of the Company and the right to receive all dividends and other distributions declared and paid with respect to the Restricted Shares (“Dividends”). If any of the Restricted Shares are forfeited before vesting, then (i) you shall not receive any Dividends for which the record date is after the day after such forfeiture occurs, and (ii) from and after the day after such forfeiture occurs, you shall no longer have any other rights as a shareowner with respect to the Restricted Shares.

3. Vesting. The Restricted Shares shall vest on the third anniversary of the Grant Date, subject to Sections 4 and 5 below.

4. Termination of Service. (a) If you experience a Termination of Service for any reason, the Restricted Shares shall be forfeited as of such Termination of Service, except to the extent otherwise provided in this Section 4. For purposes of this Section 4, the “15th Day” means the 15th day of any calendar month.

(b) Certain Termination Events. If you experience a Termination of Service (other than under circumstances governed by Section 4(c)) as a result of death, permanent disability, Qualifying Termination Event or Retirement, in each case at any time prior to the third anniversary of the Grant Date, the Restricted Shares shall in each case become vested as to a percentage of the total number of

Restricted Shares equal to (x) the number of months included in the period from the first 15th Day occurring on or following the Grant Date through the 15th Day that occurs on, or immediately precedes, the date of your Termination of Service, divided by (y) 36. For purposes of this Award Certificate and the Plan, “Retirement” means that your Termination of Service occurs on or after your 75th birthday, and “Qualifying Termination Event” means a Termination of Service that results from a decision of the Board not to re-nominate you for election as a director or from your failure to obtain the requisite vote from Company shareowners at an annual meeting, including pursuant to the Company’s majority voting resignation policy (in all cases, other than a Termination of Service resulting from actions by you that constitute cause for removal).

(c) Change of Control. If, prior to the third anniversary of the Grant Date, your service as a member of the Board is, as of or following a Change of Control, terminated (i) by or at the request of the successor pursuant to such Change of Control, (ii) pursuant to the definitive transaction agreements executed in connection with such Change of Control (including pursuant to a resignation required by such agreements), or (iii) pursuant to a Qualifying Termination Event, then upon such Termination of Service the Restricted Shares shall become fully vested. Notwithstanding anything to the contrary in the Plan or Section 8 below, it is intended that this Section 4(c) shall govern the Award Certificate in the event of a Change of Control and Section 11.17 of the Plan shall have no application with respect to the Restricted Shares.

5. Taxes. (a) In order for Restricted Shares to be released from restrictions when they vest, you must make arrangements satisfactory to the Company for the payment of any taxes that are required to be paid or withheld in connection with the vesting of the Restricted Shares. If you make an election under Section 83(b) of the Code to be taxed on the Restricted Shares upon receiving them, you must notify the Company within ten days after making such election, and you must make arrangements satisfactory to the Company for the payment of any taxes that are required to be paid or withheld as a result of your election.

6. Effect of Award Certificate; Severability. The Award Certificate shall be binding upon and shall inure to the benefit of any successor of the Company and the person or entity to whom the Restricted Shares may have been transferred by will, the laws of descent and distribution or designation. The invalidity or enforceability of any provision of the Award Certificate shall not affect the validity or enforceability of any other provision of the Award Certificate.

7. Amendment. The terms and conditions of the Award Certificate may not be amended in a manner adverse to you without your consent.

8. Plan Interpretation. The Award Certificate is subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated into the Award Certificate as provisions of the Restricted Shares. If there is a conflict between the provisions of the Award Certificate and the Plan, the provisions of the Plan shall govern. If there is any ambiguity in the Award Certificate, any term that is not defined in the Award Certificate, or any matters as to which the Award Certificate is silent, the Plan shall govern, including, without limitation, the provisions of the Plan addressing construction, governing law, and the powers of the Committee, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, (c) make appropriate adjustments to the Restricted Shares to reflect non-United States laws or customs or in the event of a corporate transaction, and (d) make all other determinations necessary or advisable for the administration of the Plan.